Exhibit 99.1

NEWS RELEASE

PATINA RESERVES INCREASE 38%

DENVER, COLORADO — FEBRUARY 2, 2004 —PATINA OIL & GAS CORPORATION (NYSE:POG) today reported that its proved reserves rose almost 38% over last year, exceeding 1.5 trillion cubic feet of gas equivalents at year-end. The reserves, which are audited by Netherland Sewell & Associates, Inc., included 1,024 billion cubic feet (“Bcf”) of natural gas and 81.9 million barrels of oil. The increase was due to the acquisition of 370 Bcfe, positive performance revisions and discoveries of 172 Bcfe and upward revisions due to higher oil and gas prices (including changes in costs) of approximately 9 Bcfe. The increases were offset by 100 Bcfe of production and the sale of 36 Bcfe of reserves. Production replacement for the year totaled 515% (506% without the impact of higher prices).

At December 31st, the pretax present value of the reserves, based on constant prices and costs and discounted at 10%, totaled $2.7 billion, an 82% increase for the year. The value was calculated based on year-end NYMEX prices of $6.19 per MMBtu and $32.52 per barrel, resulting in average wellhead prices of $5.54 per Mcf and $31.16 per barrel, increases of 51% and 2%, respectively, from those in effect a year earlier. The calculation excludes the impact of hedging, which is reflected on the balance sheet. At year-end, reserves were 68% natural gas by volume and 78% of reserve value was attributable to proved developed wells. At year-end, the Company’s reserve life index stood at 13.1 years, based on fourth quarter production levels.

During 2003, production averaged 274.0 MMcfe a day, a level 44% above that reported in 2002. By the fourth quarter, production had reached 314.4 MMcfe a day, comprised of 17,505 barrels and 209.4 MMcf, a level 47% over the prior year period and 15% above that reported in the third quarter. The quarter benefited by having three full months of production from the Cordillera properties. Despite the short term impact of recent severe weather, production in 2004 is expected to increase 17—20% over the 2003 level.

Simultaneously, the Company announced that its effort to dispose of non-strategic properties was proceeding. The Wyoming grassroots project, Antelope Arch, was exchanged for additional interests in Wattenberg. In December, the Company’s interest in the Castlegate project in Utah and most of its south Louisiana properties were sold for a total of $10.0 million. Subsequent to year-end, the Adams Baggett properties in Texas along with certain very minor interests in Oklahoma were sold for $15.5 million and a non-operated interest in the Permian Basin acquired in the Cordillera transaction was sold for $6.0 million. As a result of these transactions, a pretax loss on property sales of approximately $7.2 million will be recorded in the fourth quarter of 2003 and a pretax gain of approximately $7.5 million will be recorded in the first quarter of 2004. By year-end, bank debt had been reduced to $416.0 million. Since year-end, debt has fallen to $377.0 million.

Commenting, Thomas J. Edelman, the Company’s Chairman said, “We were delighted with the rapid growth in production and reserves in 2003. During the year, we acquired over 370 Bcfe of reserves for less than $1.00 per Mcfe. Simultaneously, our development and exploitation effort replaced more than 170% of production. Most importantly, we continued to diversify our asset base, adding a third core area in the San Juan Basin late in the year. Having assembled nearly 600 Bcfe of proved reserves in the Mid Continent and San Juan, we expect to pursue rapid growth in those areas through a combination of ongoing development and acquisitions. We will also continue to dispose of non-core assets which cannot meaningfully contribute to long-term growth and profitability. At year-end, we had an inventory of more than 4,000 proven development projects, the largest in our history. With those projects and the benefits of high commodity prices significantly locked in through hedging, the Company is positioned to again deliver record results in 2004. Finally, given the recent pullback in our stock price and that of our peer companies, we have reactivated our share buyback program, having purchased 210,000 shares last week.”

Patina is scheduled to release year-end 2003 earnings after the close of the market on February 24, 2004. The Company plans to host a conference call on Wednesday, February 25, 2004, beginning at 3:00 p.m. (EST) to discuss its results. To participate, please dial (800) 562-8369. A replay of the call will be available on Thursday, February 26, 2004, for a period of 30 days, by dialing (888) 203-1112. The access code for the replay is 425476.

Patina is an independent oil company engaged in the acquisition, development, exploitation and production of oil and natural gas primarily in Colorado’s Wattenberg Field, the Mid Continent region of southern Oklahoma and the Texas Panhandle, and the San Juan Basin.

This release contains certain forward-looking statements within the meaning of the Federal securities laws. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the Company’s periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002.

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Contact:	David J. Kornder Executive Vice President and Chief Financial Officer (303) 389-3600 dkornder@patinaoil.com

Patina Oil & Gas Corporation

Proved Oil & Gas Reserve Summary

December 31, 2003

Area	Oil (MBbls)	Gas (MMcfs)	Equivalents (MMcfe)	Future Cash Flows	PV10%
Wattenberg	36,421	592,508	811,032	$2,915,891	$1,574,491	58%
Mid Continent	30,452	278,429	461,142	1,666,399	802,777	30%
San Juan	349	131,937	134,032	473,508	173,352	6%
Central & Other	14,725	21,460	109,808	263,607	153,841	6%

Total	81,947	1,024,334	1,516,014	$5,319,405	$2,704,461	100%

Category	Oil (MBbls)	Gas (MMcfs)	Equivalents (MMcfe)	Future Cash Flows	PV10%
Proved Developed Producing	43,653	516,577	778,493	$2,779,312	$1,627,272	60%
Proved Developed-Non Producing	14,475	179,672	266,522	991,221	484,707	18%

Total Proved Developed	58,128	696,249	1,045,015	3,770,533	2,111,979	78%
Proved Undeveloped	23,819	328,085	470,999	1,548,872	592,482	22%

Total Proved	81,947	1,024,334	1,516,014	$5,319,405	$2,704,461	100%

Comparison of Proved Reserves 2003 versus 2002
Proved Reserves	2002	2003	Increase	% Increase
Oil (MBbls)	57,328	81,947	24,619	43%
Gas (MMcfs)	757,522	1,024,334	266,812	35%
Equivalents (MMcfe)	1,101,491	1,516,014	414,523	38%

Realized Prices
Oil ($ / Bbl)	$30.51	$31.16	$0.65	2%
Gas ($ / Mcf)	$3.67	$5.54	$1.87	51%

Benchmark Prices
Oil ($ / Bbl)-NYMEX	$31.20	$32.52	$1.32	4%
Gas ($ / MMBtu)-NYMEX	$4.74	$6.19	$1.45	31%
Gas ($ / MMBtu)-CIG	$3.12	$5.58	$2.46	79%
Gas ($ / MMBtu)-ANR	$4.42	$5.72	$1.30	29%
Gas ($ / MMBtu)-EPSJ	$4.27	$5.61	$1.34	31%